Exhibit 99.1

Newmont Announces Second Quarter Operating and Financial Results

DENVER--(BUSINESS WIRE)--July 22, 2015--Newmont Mining Corporation (NYSE: NEM) (Newmont or the Company) announced second quarter results, including $441 million in operating cash flow, and $692 million in adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA).1

  Net income: Achieved adjusted net income2 of $131 million, or $0.26 per basic share, compared to $101 million or $0.20 per share in the prior year quarter; GAAP net income attributable to shareholders from continuing operations was $63 million, or $0.13 per share, compared to $182 million or $0.37 per share in the prior year quarter
  Consolidated Adjusted EBITDA: Delivered Adjusted EBITDA of $692 million in the second quarter, compared to $525 million in the prior year quarter
  Consolidated cash flow: Generated cash from continuing operations of $441 million and free cash flow3 from continuing operations of $119 million, compared to $378 million and $124 million in the prior year quarter
  All-in sustaining costs (AISC)4: Improved gold AISC to $909 per ounce compared with $1,063 per ounce in the prior year quarter, and copper AISC to $1.61 per pound compared to $3.69 per pound in the prior year quarter
  Costs applicable to sales (CAS): Improved gold CAS to $638 per ounce compared with $744 per ounce in the prior year quarter, and copper CAS to $1.20 per pound compared to $2.53 per pound in the prior year quarter
  Attributable production: Delivered 1.24 million ounces and 41,000 tonnes of attributable gold and copper production, respectively, compared to 1.22 million ounces and 20,000 tonnes, respectively, in the prior year quarter
  Outlook: Improved 2015 outlook5 through strong operating performance and the addition of Cripple Creek & Victor (CC&V) gold mine; new guidance forecasts attributable gold production of between 4.7 and 5.1 million ounces, AISC of between $920 and $980 per ounce, and CAS of between $630 and $680 per ounce
  Portfolio: Acquisition of CC&V is expected to close early August; adding profitable production and cash flow to Newmont’s portfolio, with potential upside from cost and efficiency improvements and mine expansions
  Shareholder returns: Declared a second quarter dividend of $0.025 per share

"We continued to improve the underlying business in the second quarter, delivering $119 million in free cash flow and nearly $700 million in adjusted EBITDA while lowering all-in sustaining costs per ounce by 14 percent compared to the prior year. Favorable oil prices and exchange rates largely offset the impacts of lower metal prices. Based on this performance, we are improving our full-year outlook for both production and costs. We also strengthened our portfolio with the accretive acquisition of the Cripple Creek & Victor mine, while also continuing to divest certain non-core assets. Further, our strong operating performance allowed us to pay down an additional $75 million in debt and return cash to shareholders,” said Gary Goldberg, President and Chief Executive Officer.

Second Quarter Summary Results

Adjusted net income of $131 million, or $0.26 per basic share, was up 30% from the prior year quarter primarily due to higher copper production and better cost performance. GAAP net income attributable to shareholders from continuing operations was $63 million, or $0.13 per basic share, down from $182 million or $0.37 per share a year ago.

Consolidated cash flow from continuing operations was $441 million in the second quarter, compared to $378 million in the prior year quarter, more than offsetting the impact of lower metal prices and asset sales. Free cash flow was $119 million in the second quarter, slightly below the prior year quarter. During the quarter the Company paid $75 million towards its project debt facilities.

Revenue totaled $1.9 billion compared to $1.8 billion in the second quarter of 2014 primarily due to higher copper production and sales at Batu Hijau that helped offset lower metal prices and asset sales. During the second quarter of 2015, Batu Hijau mined higher grade ore and operated and shipped at full capacity. The prior year quarter was impacted by a temporary export ban.

Average net realized gold and copper price was $1,179 per ounce and $2.41 per pound, respectively, compared with $1,283 per ounce and $3.01 per pound, respectively, in the prior year quarter.

Attributable gold production totaled 1.24 million ounces, compared to 1.22 million ounces in the second quarter of 2014. Higher production at Batu Hijau and Tanami more than offset the impact of divesting Jundee and La Herradura. Including the pending sale of Waihi, Newmont will have generated approximately $1.6 billion in fair value asset sales since 2013 while maintaining attributable gold production. Attributable copper production totaled 41,000 tonnes compared to 20,000 tonnes in the year ago period due to higher grade ore at Batu Hijau.

Gold and copper AISC was $909 per ounce and $1.61 per pound, respectively, compared with $1,063 per ounce and $3.69 per pound, respectively, in the prior year quarter. Gold and copper CAS were $638 per ounce and $1.20 per pound, respectively, compared with $744 per ounce and $2.53 per pound, respectively, in the second quarter of 2014. Unit costs benefitted from ongoing cost and efficiency improvements, lower fuel prices and favorable Australian dollar exchange rates, and improved production volumes, particularly at Batu Hijau and Yanacocha.

Capital expenditures for the second quarter were $322 million, including $170 million of sustaining capital. Development capital was higher than the prior year primarily due to the construction of Merian in Suriname and Long Canyon Phase 1 in Nevada. Sustaining capital was lower mostly due to timing and a reduction of the full year forecast spend of about 5%.

	Three Months Ended June 30,			Six Months Ended June 30,
	2015	2014	% Change	2015	2014	% Change
Attributable Sales (koz, Mlbs)
Attributable gold ounces sold	1,157	1,174	(1)%	2,351	2,349	-%
Attributable copper pounds sold	81	36	125%	166	71	134%

Average Realized Price ($/oz, $/lb)
Average realized gold price	$1,179	$1,283	(8)%	$1,192	$1,288	(7)%
Average realized copper price	$2.41	$3.01	(20)%	$2.37	$2.76	(14)%

Attributable Production (koz, kt)
North America	377	401	(6)%	782	807	(3)%
South America	129	106	22%	270	228	18%
Asia Pacific	535	475	13%	986	933	6%
Africa	195	238	(18)%	411	462	(11)%
Total Gold	1,236	1,220	1%	2,449	2,430	1%

North America	5	5	-%	11.0	11.0	-%
Asia Pacific	36	15	140%	68.0	33.0	106%
Total Copper	41	20	105%	79.0	44.0	80%

CAS Consolidated ($/oz, $/lb)
North America	$763	$780	(2)%	$725	$753	(4)%
South America	631	984	(36)%	538	1,032	(48)%
Asia Pacific	614	754	(19)%	644	772	(17)%
Africa	476	468	2%	469	448	5%
Total Gold	$638	$744	(14)%	$623	$747	(17)%

North America	$1.82	$2.33	(22)%	$1.89	$2.36	(20)%
Asia Pacific	1.16	2.65	(56)%	1.21	2.74	(56)%
Total Copper	$1.20	$2.53	(53)%	$1.27	$2.62	(52)%

AISC Consolidated ($/oz, $/lb)
North America	$973	$1,032	(6)%	$931	$995	(6)%
South America	985	1,398	(30)%	833	1,401	(41)%
Asia Pacific	771	939	(18)%	796	949	(16)%
Africa	711	688	3%	672	652	3%
Total Gold	$909	$1,063	(14)%	$879	$1,048	(16)%

North America	$2.44	$3.15	(22)%	$2.32	$2.88	(19)%
Asia Pacific	1.55	3.91	(60)%	1.61	3.98	(60)%
Total Copper	$1.61	$3.69	(56)%	$1.67	$3.69	(55)%

2015 – 2017 OUTLOOK

Newmont has updated its gold production and cost outlook to include the impact of Long Canyon Phase 1, the pending acquisition of CC&V, and pending sale of Waihi. Attributable gold production is expected to increase from between 4.7 and 5.1 million ounces in 2015 to between 5.2 and 5.5 million ounces by 2017. In 2015, expected attributable gold production is up 3% from prior guidance primarily due to the inclusion of CC&V as well as improved productivity and mill utilization at Tanami and higher production at Batu Hijau. Attributable copper production outlook for 2015 is also up roughly 10% from prior guidance due to improved grade and face position at Batu Hijau.

The revised 2015 outlook includes a reduction in Asia Pacific and Africa region costs of approximately 6% each compared to previous guidance. Boddington and Tanami CAS and AISC outlook for 2015 are lower than previous estimates primarily due to lower oil prices and Australian dollar exchange rates, as well as efficiency improvements. Africa cost outlook for 2015 is improved due to lower direct spend related to power load shedding and processing of higher grade stockpiles. Consolidated AISC per ounce is expected to be between $920 and $980 in 2015, holding relatively steady at between $900 and $1,000 in 2017. Copper all-in sustaining costs per pound at Boddington are reduced in 2015 due to lower oil prices and Australian dollar exchange rates, as well as efficiency improvements. The long term outlook for copper production and costs remain unchanged for 2017.

The updated 2015 outlook includes reduced capital spending at Carlin and Twin Creeks in Nevada, as well as Boddington and Batu Hijau in Asia Pacific mostly due to optimized mine plans, cost savings and some delayed spend, offset by additional capital spend at the newly acquired CC&V gold mine in Colorado.

Debt – Year-to-date, Newmont has paid $200 million toward its existing term loan and $80 million toward project debt in Ghana and Indonesia. Newmont remains on track to pay down further debt in 2015.

Projects Update

The Turf Vent Shaft is expected to achieve commercial production in late 2015, adding approximately 100,000 to 150,000 ounces of annual production to Carlin’s Leeville underground mine. The shaft provides ventilation required to increase production and decrease mine costs over the 11 year mine life at Leeville. Capital costs for the project are estimated at between $300 and $350 million, a reduction of $50 million from prior guidance. Approximately $60 to $70 million will be spent in 2015.

The Cripple Creek & Victor acquisition is expected to close in early August. CC&V lowers Newmont’s cost profile with expected CAS of between $725 and $775 per ounce and AISC of between $825 and $875 per ounce in 2016 and 2017. Gold production is expected to average between 350,000 and 400,000 ounces in 2016 and 2017. Total capital costs for Newmont are approximately $200 million, with between $50 and $60 million to be spent in 2015.

Merian is progressing on schedule and on budget. Merian will give Newmont a foothold in a prospective new district with significant upside potential. Gold production is expected to average between 400,000 and 500,000 ounces on a 100 percent basis during the first five years at a cost applicable to sales of $575 to $675 per ounce, and all-in sustaining cost of between $650 and $750 per ounce. Capital costs for the project are estimated at between $600 and $700 million for Newmont’s 75 percent share. Newmont’s capital expenditure is expected to be between $330 million and $360 million in 2015 and between $150 million and $190 million in 2016. The project is scheduled for start-up in late 2016.

Long Canyon Phase 1 is expected to achieve commercial production in the first half of 2017. This first phase of development consists of an open pit mine and heap leach operation with production of between 100,000 and 150,000 ounces per year over an eight year mine life. Estimated average costs applicable to sales are expected to be between $400 and $500 per ounce and all-in sustaining costs of between $500 and $600 per ounce over the life of the mine, in the first quartile for gold production. Total capital costs for the project are estimated at between $250 and $300 million allocated roughly evenly in 2015 and 2016 with minimal spending in 2017.

The Tanami Expansion and Ahafo Mill Expansion represent additional upside not currently included in the 2015 – 2017 outlook.

Tanami Expansion includes constructing a second decline in the mine and building incremental capacity in the plant to increase profitable production and serve as a platform for exploration drilling to support future expansion. For a capital cost of between $100 and $120 million, the project would add incremental gold production of 100,000 to 125,000 ounces (first five year average) at lower costs and increase mine life by three years. If approved later this year, additional production would come on line in 2017.

Ahafo Mill Expansion would increase profitable production by 100,000 to 125,000 ounces (first five year average) while lowering costs and off-setting the impacts of lower grades and harder ore. Capital costs are expected to be between $140 and $160 million. If approved in the second half of 2015, the additional production would be expected in late 2017.

	Consolidated			Attributable			Consolidated			All-in Sustaining			Consolidated Total Capital
2015 Outlook[a]	Production			Production			CAS			Costs[b]			Expenditures
	(kozs, kt)			(kozs, kt)			($/oz, $/lb)			($/oz, $/lb)			($M)
North America
Carlin	850	-	910	850	-	910	$840	-	$900	$1,090	-	$1,170	$260	-	$280
Phoenix[c]	200	-	220	200	-	220	$760	-	$820	$900	-	$960	$20	-	$30
Twin Creeks[d]	410	-	440	410	-	440	$530	-	$570	$700	-	$750	$50	-	$60
CC&Ve	120	-	140	120	-	140	$810	-	$870	$910	-	$970	$50	-	$60
Long Canyon													$130	-	$150
Other North America													$10	-	$20
Total	1,580	-	1,710	1,580	-	1,710	$740	-	$790	$970	-	$1,040	$520	-	$600

South America
Yanacocha[f]	880	-	940	450	-	490	$550	-	$590	$870	-	$930	$140	-	$160
Merian													$440	-	$470
Total	880	-	940	450	-	490	$550	-	$590	$950	-	$1,020	$580	-	$630

Asia Pacific
Boddington	700	-	750	700	-	750	$720	-	$770	$820	-	$880	$60	-	$70
Tanami	410	-	450	410	-	450	$530	-	$570	$790	-	$850	$80	-	$90
Waihi	90	-	110	90	-	110	$500	-	$550	$690	-	$740	$10	-	$20
Kalgoorlie[g]	310	-	340	310	-	340	$810	-	$870	$930	-	$1,000	$20	-	$30
Other Asia Pacific													$5	-	$10
Batu Hijau	640	-	690	310	-	340	$440	-	$480	$600	-	$640	$95	-	$105
Total	2,150	-	2,340	1,820	-	1,990	$610	-	$660	$775	-	$825	$270	-	$325

Africa
Ahafo	300	-	330	300	-	330	$740	-	$790	$1,050	-	$1,120	$100	-	$120
Akyem	440	-	470	440	-	470	$440	-	$480	$610	-	$660	$60	-	$70
Total	740	-	800	740	-	800	$560	-	$610	$810	-	$870	$160	-	$190

Equity Production[h]				110	-	130
Corporate/Other													$25	-	$30
Total Gold	5,350	-	5,790	4,700	-	5,120	$630	-	$680	$920	-	$980	$1,555	-	$1,775

Phoenix	15	-	25	15	-	25	$2.10	-	$2.30	$2.50	-	$2.70
Boddington	25	-	35	25	-	35	$2.20	-	$2.50	$2.60	-	$2.90
Batu Hijau[i]	210	-	230	100	-	120	$1.00	-	$1.20	$1.50	-	$1.70
Total Copper	250	-	290	140	-	180	$1.20	-	$1.40	$1.70	-	$1.90

Consolidated Expense Outlook[j]
General & Administrative	$170	-	$190
Other Expense	$150	-	$175
Interest Expense	$280	-	$300
DD&A	$1,160	-	$1,240
Exploration and Projects	$330	-	$360
Sustaining Capital	$850	-	$900
Tax Rate	33%	-	37%

[a]

2015 Outlook projections used in this release (“Outlook”) are considered “forward-looking statements” and represent management’s good faith estimates or expectations of future production results as of the date hereof. Outlook is based upon certain assumptions, including, but not limited to, metal prices, oil prices, certain exchange rates and other assumptions. For example, 2015 Outlook assumes $1,200/oz Au, $2.75/lb Cu, $0.80 USD/AUD exchange rate and $75/barrel WTI. AISC and CAS cost estimates do not include inflation. Such assumptions may prove to be incorrect and actual results may differ materially from those anticipated. Consequently, Outlook cannot be guaranteed. As such, investors are cautioned not to place undue reliance upon Outlook and forward-looking statements as there can be no assurance that the plans, assumptions or expectations upon which they are placed will occur.

[b]

Non-GAAP measure. All-in sustaining costs as used in the Company’s Outlook is a non-GAAP metric defined as the sum of cost applicable to sales (including all direct and indirect costs related to current gold production incurred to execute on the current mine plan), remediation costs (including operating accretion and amortization of asset retirement costs), G&A, exploration expense, advanced projects and R&D, treatment and refining costs, other expense, net of one-time adjustments and sustaining capital.

[c]	Includes Lone Tree operations.
[d]	Includes TRJV operations.
[e]	CC&V 2015 outlook includes 5 months of operations; assumes acquisition closes early August 2015.
[f]	Consolidated production for Yanacocha is presented on a total production basis for the mine site; attributable production represents a 51.35% interest.
[g]	Both consolidated and attributable production are shown on a pro-rata basis with a 50% ownership for Kalgoorlie.
[h]

La Zanja and Duketon are not included in the consolidated figures above; attributable production figures are presented based upon a 46.94% ownership interest at La Zanja and a 19.45% ownership interest in Duketon.

[i]

Consolidated production for Batu Hijau is presented on a total production basis for the mine site; whereas attributable production represents a 48.5% ownership interest in 2015 outlook (and assumes completion of the remaining share divestiture in the first half of 2016 for ownership of 44.5625%). Outlook for Batu Hijau remains subject to various factors, including, without limitation, renegotiation of the CoW, issuance of future export approvals following the expiration of the six-month permit, negotiations with the labor union, future in-country smelting availability and regulations relating to export quotas, and certain other factors.

[j]

Consolidated expense outlook is adjusted to exclude extraordinary items. For example, the tax rate outlook above is a consolidated adjusted rate, which assumes the exclusion of certain tax valuation allowance adjustments.

NEWMONT MINING CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in millions except per share)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Sales	$1,908	$1,765	$3,880	$3,529

Costs and expenses
Costs applicable to sales (1)	1,019	1,060	2,038	2,143
Depreciation and amortization	276	306	565	604
Reclamation and remediation	26	21	49	41
Exploration	48	41	81	75
Advanced projects, research and development	33	42	61	84
General and administrative	51	48	95	93
Other expense, net	52	64	91	116
	1,505	1,582	2,980	3,156
Other income (expense)
Other income, net	(23)	3	(12)	49
Interest expense, net	(82)	(94)	(167)	(187)
	(105)	(91)	(179)	(138)
Income (loss) before income and mining tax and other items	298	92	721	235
Income and mining tax benefit (expense)	(152)	53	(345)	(25)
Equity income (loss) of affiliates	(7)	2	(16)	2
Income (loss) from continuing operations	139	147	360	212
Income (loss) from discontinued operations	9	(2)	17	(19)
Net income (loss)	148	145	377	193
Net loss (income) attributable to noncontrolling interests	(76)	35	(122)	87
Net income (loss) attributable to Newmont stockholders	$72	$180	$255	$280

Net income (loss) attributable to Newmont stockholders:
Continuing operations	$63	$182	$238	$299
Discontinued operations	9	(2)	17	(19)
	$72	$180	$255	$280
Income (loss) per common share
Basic:
Continuing operations	$0.13	$0.37	$0.48	$0.60
Discontinued operations	0.01	(0.01)	0.03	(0.04)
	$0.14	$0.36	$0.51	$0.56
Diluted:
Continuing operations	$0.13	$0.37	$0.48	$0.60
Discontinued operations	0.01	(0.01)	0.03	(0.04)
	$0.14	$0.36	$0.51	$0.56

Cash dividends declared per common share	$0.025	$0.025	$0.050	$0.175

(1) Excludes Depreciation and amortization and Reclamation and remediation.

NEWMONT MINING CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited, in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Operating activities:
Net income	$148	$145	$377	$193
Adjustments:
Depreciation and amortization	276	306	565	604
Stock based compensation and other non-cash benefits	20	14	40	27
Reclamation and remediation	24	21	47	41
Loss (income) from discontinued operations	(9)	2	(17)	19
Impairment of investments	16	-	73	1
Deferred income taxes	69	(127)	130	(92)
Gain on asset and investment sales, net	1	(2)	(43)	(52)
Other operating adjustments and write-downs	91	122	165	273
Net change in operating assets and liabilities	(195)	(103)	(268)	(453)
Net cash provided by continuing operations	441	378	1,069	561
Net cash used in discontinued operations	(3)	(3)	(6)	(6)
Net cash provided by operations	438	375	1,063	555
Investing activities:
Additions to property, plant and mine development	(322)	(254)	(606)	(489)
Acquisitions, net	-	-	-	(28)
Sales of investments	-	-	29	25
Purchases of investments	-	-	-	(1)
Proceeds from sale of other assets	-	6	44	76
Other	(3)	(2)	(6)	(11)
Net cash used in investing activities	(325)	(250)	(539)	(428)
Financing activities:
Proceeds from debt, net	-	15	-	18
Repayment of debt	(76)	(5)	(281)	(5)
Proceeds from stock issuance, net	675	-	675	-
Sale of noncontrolling interests	-	68	37	68
Funding from noncontrolling interests	15	-	62	-
Acquisition of noncontrolling interests	(3)	(2)	(6)	(4)
Dividends paid to noncontrolling interests	-	(4)	(3)	(4)
Dividends paid to common stockholders	(11)	(12)	(23)	(89)
Restricted cash and other	(4)	(7)	(61)	(11)
Net cash provided by (used in) financing activities	596	53	400	(27)
Effect of exchange rate changes on cash	1	-	(19)	(2)
Net change in cash and cash equivalents	710	178	905	98
Cash and cash equivalents at beginning of period	2,598	1,475	2,403	1,555
Cash and cash equivalents at end of period	$3,308	$1,653	$3,308	$1,653

NEWMONT MINING CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited, in millions)

	At June 30,	December 31,
	2015	2014
ASSETS
Cash and cash equivalents	$3,308	$2,403
Trade receivables	369	186
Accounts receivable	186	290
Investments	33	73
Inventories	748	700
Stockpiles and ore on leach pads	791	666
Deferred income tax assets	212	240
Other current assets	909	881
Current assets	6,556	5,439
Property, plant and mine development, net	13,646	13,650
Investments	249	334
Stockpiles and ore on leach pads	2,823	2,820
Deferred income tax assets	1,777	1,790
Other long-term assets	910	883
Total assets	$25,961	$24,916

LIABILITIES
Debt	$243	$166
Accounts payable	397	406
Employee-related benefits	227	307
Income and mining taxes	158	74
Other current liabilities	1,331	1,245
Current liabilities	2,356	2,198
Debt	6,140	6,480
Reclamation and remediation liabilities	1,653	1,606
Deferred income tax liabilities	759	656
Employee-related benefits	452	492
Other long-term liabilities	333	395
Total liabilities	11,693	11,827
Commitments and contingencies

EQUITY
Common stock	846	798
Additional paid-in capital	9,391	8,712
Accumulated other comprehensive income (loss)	(440)	(478)
Retained earnings	1,474	1,242
Newmont stockholders' equity	11,271	10,274
Noncontrolling interests	2,997	2,815
Total equity	14,268	13,089
Total liabilities and equity	$25,961	$24,916

Regional Operating Statistics

	Consolidated gold		Attributable gold
	ounces produced		ounces produced
	(thousands):		(thousands):
	Three Months Ended		Three Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
North America
Carlin	200	209	200	209
Phoenix	52	52	52	52
Twin Creeks	125	94	125	94
La Herradura	—	46	—	46
	377	401	377	401
South America
Yanacocha	216	190	111	98
Other South America Equity Interests	—	—	18	8
	216	190	129	106
Asia Pacific
Boddington	201	168	201	168
Tanami	116	95	116	95
Jundee	—	74	—	74
Waihi	33	41	33	41
Kalgoorlie	83	77	83	77
Batu Hijau	181	15	87	7
Other Asia Pacific Equity Interests	—	—	15	13
	614	470	535	475
Africa
Ahafo	74	125	74	125
Akyem	121	113	121	113
	195	238	195	238
	1,402	1,299	1,236	1,220
Consolidated copper pounds produced (millions):
Phoenix	12	12	12	12
Boddington	20	16	20	16
Batu Hijau	125	34	60	17
	157	62	92	45
Consolidated copper tonnes produced (thousands):
Phoenix	5	5	5	5
Boddington	9	7	9	7
Batu Hijau	57	16	27	8
	71	28	41	20

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles (GAAP). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Adjusted net income (loss)

Management of the Company uses Adjusted net income (loss) to evaluate the Company’s operating performance, and for planning and forecasting future business operations. The Company believes the use of Adjusted net income (loss) allows investors and analysts to compare results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the production and sale of minerals to similar operating results of other mining companies, by excluding exceptional or unusual items. The net income (loss) adjustments are presented net of tax generally at Company’s statutory effective tax rate of 35% and net of our partners’ noncontrolling interests when applicable. The corollary impact of the adjustments through the Company’s Valuation allowance is shown separately. Management’s determination of the components of Adjusted net income (loss) are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted net income (loss) as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net income (loss) attributable to Newmont stockholders	$72	$180	$255	$280
Loss (income) from discontinued operations (1)	(9)	2	(17)	19
Impairments and loss provisions (2)	12	5	49	7
Tax valuation allowance	45	(98)	89	(98)
Restructuring and other (3)	5	4	7	7
Acquisition Costs (4)	5	—	5	—
Asset sales (5)	1	(1)	(27)	(14)
Abnormal production costs at Batu Hijau (6)	—	9	—	9
Adjusted net income (loss)	$131	$101	$361	$210

Net income (loss) per share, basic	$0.14	$0.36	$0.51	$0.56
Loss (income) from discontinued operations, net of taxes	(0.02)	—	(0.03)	0.05
Impairments and loss provisions, net of taxes	0.02	0.01	0.09	0.01
Tax valuation allowance	0.09	(0.20)	0.18	(0.20)
Restructuring and other, net of taxes	0.01	0.01	0.01	0.01
Acquisition costs, net of taxes	0.01	—	0.01	—
Asset sales, net of taxes	0.01	—	(0.05)	(0.03)
Abnormal production costs at Batu Hijau, net of taxes	—	0.02	—	0.02
Adjusted net income (loss) per share, basic	$0.26	$0.20	$0.72	$0.42

Net income (loss) per share, diluted	$0.14	$0.36	$0.51	$0.56
Loss (income) from discontinued operations, net of taxes	(0.02)	—	(0.03)	0.05
Impairments and loss provisions, net of taxes	0.02	0.01	0.09	0.01
Tax valuation allowance	0.09	(0.20)	0.18	(0.20)
Restructuring and other, net of taxes	0.01	0.01	0.01	0.01
Acquisition costs, net of taxes	0.01	—	0.01	—
Asset sales, net of taxes	0.01	—	(0.05)	(0.03)
Abnormal production costs at Batu Hijau, net of taxes	—	0.02	—	0.02
Adjusted net income (loss) per share, diluted	$0.26	$0.20	$0.72	$0.42

Weighted average common shares (millions):
Basic	505	499	502	498
Diluted	506	499	503	499

(1)	Loss (income) from discontinued operations is presented net of tax $4, ($1), $8 and ($9) expense (benefit), respectively.
(2)	Impairments and loss provisions is presented net of tax ($6), ($5), ($27) and ($4) expense (benefit), respectively and amounts attributed to noncontrolling interest income (expense) of $-, ($3), $- and ($3), respectively.
(3)	Restructuring and other is presented net of tax ($3), ($2), ($5) and ($4) expense (benefit), respectively and amounts attributed to noncontrolling interest income (expense) of ($1), $-, ($2) and ($2), respectively.
(4)	Acquisition costs is presented net of tax ($3), $-, ($3), $- expense (benefit), respectively.
(5)	Asset sales are presented net of tax $nil, $1, $16 and $38 expense (benefit), respectively.
(6)	Abnormal production cost at Batu Hijau is presented net of tax $-, ($9), $- and ($9) expense (benefit), respectively and amounts attributed to noncontrolling interest income (expense) of $-, ($9), $- and ($9), respectively.

Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (Adjusted EBITDA)

We also present adjusted earnings before interest, taxes, depreciation, and amortization (Adjusted EBITDA) as a non-GAAP measure. Our management uses adjusted net income, adjusted net income per diluted share and Adjusted EBITDA as measures of operating performance to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; in communications with the board of directors, stockholders, analysts and investors concerning our financial performance; as useful comparisons to the performance of our competitors; and as metrics of certain management incentive compensation calculations. We believe that adjusted net income, adjusted net income per diluted share and Adjusted EBITDA are used by and are useful to investors and other users of our financial statements in evaluating our operating performance because they provide an additional tool to evaluate our performance without regard to special and non-core items, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure. We have provided reconciliations of all non-GAAP measures to their nearest U.S. GAAP measures and have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure. These adjustments consist of special items from our U.S. GAAP financial statements as well as other non-core items, such as property, plant and mine development impairments, restructuring costs, gains and losses on sales of asset sales, abnormal production costs and transaction/acquisition costs included in our U.S. GAAP results that warrant adjustment to arrive at non-GAAP results. We consider these items to be necessary adjustments for purposes of evaluating our ongoing business performance and are often considered non-recurring. Such adjustments are subjective and involve significant management judgment.

Management of the Company uses EBITDA and EBITDA adjusted for non-core or unusual items (Adjusted EBITDA) as non-GAAP measures to evaluate the Company’s operating performance. EBITDA and Adjusted EBITDA are non-U.S. GAAP measures. EBITDA and Adjusted EBITDA do not represent, and should not be considered an alternative to, net earnings (loss), operating earnings (loss), or cash flow from operations as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of Adjusted EBITDA is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. Management’s determination of the components of Adjusted EBITDA are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Earnings before interest, taxes and depreciation and amortization and Adjusted earnings before interest, taxes and depreciation and amortization as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net income (loss) attributable to Newmont stockholders	$72	$180	$255	$280
Net loss (income) attributable to noncontrolling interests	76	(35)	122	(87)
Income (loss) from discontinued operations	(9)	2	(17)	19
Equity income (loss) of affiliates	7	(2)	16	(2)
Income and mining tax (expense) benefit	152	(53)	345	25
Depreciation and amortization	276	306	565	604
Interest expense, net	82	94	167	187
EBITDA	$656	$492	$1,453	$1,026
Adjustments:
Impairments and loss provisions	$18	$13	$76	$14
Restructuring and other	9	6	14	13
Acquisitions costs	8	—	8	—
Asset sales	1	(2)	(43)	(52)
Abnormal production costs at Batu Hijau	—	16	—	16
Adjusted EBITDA	$692	$525	$1,508	$1,017

Free Cash Flow

Free cash flow is cash generated from Net cash provided from continuing operations less Additions to property, plant and mine development as presented on the Statement of Cash Flows. To supplement our statements of cash flows presented on a GAAP basis, we use non-GAAP measures of cash flows to analyze cash flows generated from our operations. We believe Free cash flow is also useful as one of the bases for comparing our performance with our competitors. The presentation of non-GAAP free cash flow is not meant to be considered in isolation or as an alternative to net income as an indicator of our performance, or as an alternative to cash flows from operating activities as a measure of liquidity. Net cash provided from continuing operations is reconciled to Free cash flow as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net cash provided by continuing operations	$441	$378	$1,069	$561
Less: Additions to property, plant and mine development	(322)	(254)	(606)	(489)
Free Cash Flow	$119	$124	$463	$72

Costs applicable to sales per ounce/pound

Costs applicable to sales per ounce/pound are non-GAAP financial measures. These measures are calculated by dividing the costs applicable to sales of gold and copper by gold ounces or copper pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on a consolidated basis. Costs applicable to sales per ounce/pound statistics are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures.

Costs applicable to sales per ounce

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Costs applicable to sales (1)	$852	$944	$1,686	$1,904
Gold sold (thousand ounces)	1,337	1,269	2,704	2,547
Costs applicable to sales per ounce	$638	$744	$623	$747
(1)	Includes by-product credits of $12 and $26 in the second quarter and first half of 2015, respectively, and $20 and $38 in the second quarter and first half of 2014.

Costs applicable to sales per pound

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Costs applicable to sales (1)	$167	$116	$352	$239
Copper sold (million pounds)	139	45	278	90
Costs applicable to sales per pound:	$1.20	$2.53	$1.27	$2.62
(1)	Includes by-product credits of $5 and $11 in the second quarter and first half of 2015, respectively, and $4 and $9 in the second quarter and first half of 2014 in the second quarter of 2014.

All-In Sustaining Costs

Newmont has worked to develop a metric that expands on GAAP measures such as cost of goods sold and non-GAAP measures, such as costs applicable to sales per ounce, to provide visibility into the economics of our mining operations related to expenditures, operating performance and the ability to generate cash flow from operations.

Current GAAP-measures used in the mining industry, such as cost of goods sold, do not capture all of the expenditures incurred to discover, develop, and sustain gold production. Therefore, we believe that all-in sustaining costs is a non-GAAP measure that provides additional information to management, investors, and analysts that aid in the understanding of the economics of our operations and performance compared to other producers and in the investor’s visibility by better defining the total costs associated with production.

All-in sustaining cost (AISC) amounts are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks such as in International Financial Reporting Standards (IFRS), or by reflecting the benefit from selling non-gold metals as a reduction to AISC. Differences may also arise related to definitional differences of sustaining versus development capital activities based upon each company’s internal policies.

The following disclosure provides information regarding the adjustments made in determining the all-in sustaining costs measure:

Cost Applicable to Sales - Includes all direct and indirect costs related to current gold production incurred to execute the current mine plan. Costs Applicable to Sales (CAS) includes by-product credits from certain metals obtained during the process of extracting and processing the primary ore-body. CAS is accounted for on an accrual basis and excludes Amortization and Reclamation and remediation, which is consistent with our presentation of CAS on the Statement of Consolidated Income. In determining AISC, only the CAS associated with producing and selling an ounce of gold is included in the measure. Therefore, the amount of gold CAS included in AISC is derived from the CAS presented in the Company’s Statement of Consolidated Income less the amount of CAS attributable to the production of copper at our Phoenix, Boddington and Batu Hijau mines. The copper CAS at those mine sites is disclosed in Note 3 – Segments that accompanies the Consolidated Financial Statements. The allocation of CAS between gold and copper at the Phoenix, Boddington and Batu Hijau mines is based upon the relative sales percentage of copper and gold sold during the period.

Remediation Costs - Includes accretion expense related to asset retirement obligations (ARO) and the amortization of the related Asset Retirement Cost (ARC) for the Company’s operating properties recorded as an ARC asset. Accretion related to ARO and the amortization of the ARC assets for reclamation and remediation do not reflect annual cash outflows but are calculated in accordance with GAAP. The accretion and amortization reflect the periodic costs of reclamation and remediation associated with current gold production and are therefore included in the measure. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix, Boddington and Batu Hijau mines.

Advanced Projects and Exploration - Includes incurred expenses related to projects that are designed to increase or enhance current gold production and gold exploration. We note that as current resources are depleted, exploration and advance projects are necessary for us to replace the depleting reserves or enhance the recovery and processing of the current reserves. As this relates to sustaining our gold production, and is considered a continuing cost of a mining company, these costs are included in the AISC measure. These costs are derived from the Advanced projects, research and development and Exploration amounts presented in the Company’s Statement of Consolidated Income less the amount attributable to the production of copper at our Phoenix, Boddington and Batu Hijau mines. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Batu Hijau, Boddington and Phoenix mines.

General and Administrative - Includes cost related to administrative tasks not directly related to current gold production, but rather related to support our corporate structure and fulfilling our obligations to operate as a public company. Including these expenses in the AISC metric provides visibility of the impact that general and administrative activities have on current operations and profitability on a per ounce basis.

Other Expense, net - Includes costs related to regional administration and community development to support current gold production. We exclude certain exceptional or unusual expenses from Other expense, net, such as restructuring, as these are not indicative to sustaining our current gold operations. Furthermore, this adjustment to Other expense, net is also consistent with the nature of the adjustments made to Net income (loss) as disclosed in the Company’s non-GAAP financial measure Adjusted net income (loss). The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix, Boddington and Batu Hijau mines.

Treatment and Refining Costs - Includes costs paid to smelters for treatment and refining of our concentrates to produce the salable metal. These costs are presented net as a reduction of Sales.

Sustaining Capital - We determined sustaining capital as those capital expenditures that are necessary to maintain current gold production and execute the current mine plan. Capital expenditures to develop new operations, or related to projects at existing operations where these projects will enhance gold production or reserves, are considered development. We determined the breakout of sustaining and development capital costs based on a systematic review of our project portfolio in light of the nature of each project. Sustaining capital costs are relevant to the AISC metric as these are needed to maintain the Company’s current gold operations and provide improved transparency related to our ability to finance these expenditures from current operations. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Batu Hijau, Boddington and Phoenix mines.

			Advanced			Treatment					All-In
	Costs		Projects	General	Other	and		All-In	Ounces		Sustaining
Three Months Ended	Applicable	Remediation	and	and	Expense,	Refining	Sustaining	Sustaining	(000	)/Pounds	Costs per
June 30, 2015	to Sales (1)(2)(3)	Costs (4)	Exploration	Administrative	Net (5)	Costs	Capital (6)	Costs	(millions) Sold		oz/lb
GOLD
Carlin	$186	$1	$4	$-	$3	$-	$38	$232	204		$1,137
Phoenix	32	2	-	-	-	1	5	40	43		930
Twin Creeks	65	-	3	-	1	-	12	81	125		648
Other North America	-	-	7	-	1	-	1	9	-		-
North America	283	3	14	-	5	1	56	362	372		973

Yanacocha	128	25	8	-	8	-	19	188	204		922
Other South America	-	-	12	-	1	-	-	13	-		-
South America	128	25	20	-	9	-	19	201	204		985

Boddington	122	2	-	-	1	4	15	144	175		823
Tanami	59	1	2	-	-	-	23	85	117		726
Waihi	17	-	1	-	1	-	1	20	33		606
Kalgoorlie	78	2	1	-	-	1	4	86	86		1,000
Batu Hijau	72	3	2	-	1	9	7	94	156		603
Other Asia Pacific	-	-	1	1	4	-	2	8	-		-
Asia Pacific	348	8	7	1	7	14	52	437	567		771

Ahafo	43	3	5	-	1	-	17	69	72		958
Akyem	50	1	4	-	2	-	8	65	122		533
Other Africa	-	-	1	-	3	-	-	4	-		-
Africa	93	4	10	-	6	-	25	138	194		711

Corporate and Other	-	-	26	49	2	-	-	77	-		-
Total Gold	$852	$40	$77	$50	$29	$15	$152	$1,215	1,337		$909

COPPER
Phoenix	$17	$-	$1	$-	$-	$2	$2	$22	9		$2.44
Boddington	29	1	-	-	-	3	3	36	18		2.00
Batu Hijau	121	4	3	1	4	20	13	166	112		1.48
Asia Pacific	150	5	3	1	4	23	16	202	130		1.55
Total Copper	$167	$5	$4	$1	$4	$25	$18	$224	139		$1.61

Consolidated	$1,019	$45	$81	$51	$33	$40	$170	$1,439
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $17.
(3)	Includes stockpile and leach pad inventory adjustments of $27 at Carlin, $3 at Twin Creeks and $18 at Yanacocha.
(4)	Remediation costs include operating accretion of $18 and amortization of asset retirement costs of $27.
(5)	Other expense, net is adjusted for restructuring costs of $9, acquisition costs of $8 and write-downs of $2.
(6)	Excludes development capital expenditures, capitalized interest, and the increase in accrued capital of $152. The following are major development projects: Turf Vent Shaft, Long Canyon and Merian.

			Advanced			Treatment				All-In
	Costs		Projects	General	Other	and		All-In	Ounces	Sustaining
Three Months Ended	Applicable	Remediation	and	and	Expense,	Refining	Sustaining	Sustaining	(000)/Pounds	Costs per
June 30, 2014	to Sales (1)(2)(3)	Costs (4)	Exploration	Administrative	Net (5)	Costs	Capital (6)	Costs	(millions) Sold	oz/lb
GOLD
Carlin	$209	$1	$7	$-	$3	$-	$35	$255	209	$1,220
Phoenix	35	1	-	-	-	3	1	40	57	702
Twin Creeks	49	-	3	-	-	-	29	81	96	844
La Herradura (7)	26	-	2	-	-	-	9	37	46	804
Other North America	-	-	6	-	1	-	1	8	-	-
North America	319	2	18	-	4	3	75	421	408	1,032

Yanacocha	184	29	9	-	8	-	20	250	186	1,344
Other South America	-	-	9	-	1	-	-	10	-	-
South America	184	29	18	-	9	-	20	260	186	1,398

Boddington	133	2	-	-	-	1	21	157	148	1,061
Tanami	63	1	4	-	-	-	17	85	92	924
Jundee (8)	43	2	-	-	1	-	9	55	76	724
Waihi	19	-	1	-	1	-	1	22	41	537
Kalgoorlie	65	-	2	-	-	1	4	72	75	960
Batu Hijau	9	-	-	-	1	-	3	13	9	1,444
Other Asia Pacific	-	-	1	-	4	-	5	10	-	-
Asia Pacific	332	5	8	-	7	2	60	414	441	939

Ahafo	65	1	5	-	1	-	36	108	121	893
Akyem	44	1	-	-	2	-	-	47	113	416
Other Africa	-	-	3	-	3	-	-	6	-	-
Africa	109	2	8	-	6	-	36	161	234	688

Corporate and Other	-	-	30	48	12	-	3	93	-	-
Total Gold	$944	$38	$82	$48	$38	$5	$194	$1,349	1,269	$1,063

COPPER
Phoenix	$30	$1	$-	$-	$1	$2	$7	$41	13	$3.15
Boddington	32	1	-	-	-	5	5	43	13	3.31
Batu Hijau	54	3	1	-	6	4	14	82	19	4.32
Asia Pacific	86	4	1	-	6	9	19	125	32	3.91
Total Copper	$116	$5	$1	$-	$7	$11	$26	$166	45	$3.69

Consolidated	$1,060	$43	$83	$48	$45	$16	$220	$1,515
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $24.
(3)	Includes planned stockpile and leach pad inventory adjustments of $32 at Carlin, $2 at Twin Creeks, $20 at Yanacocha, $15 at Boddington and $2 at Batu Hijau.
(4)	Remediation costs include operating accretion of $18 and amortization of asset retirement costs of $25.
(5)	Other expense, net is adjusted for restructuring costs of $6 and write-downs of $13.
(6)	Excludes development capital expenditures, capitalized interest, and the increase in accrued capital of $34. The following are major development projects: Turf Vent Shaft, Conga, and Merian.
(7)	On October 6, 2014, the Company sold its 44% interest in La Herradura.
(8)	The Jundee mine was sold July 1, 2014.

Conference Call Information

A conference call will be held on Thursday, July 23, 2015 at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time); it will also be carried on the Company's website.

Conference Call Details

Dial-In Number 800.857.6428
Intl Dial-In Number 517.623.4916
Leader Meredith Bandy
Passcode Newmont
Replay Number 800.947.5181
Intl Replay Number 203.369.3980
Replay Passcode 2015

Webcast Details

URL http://event.on24.com/r.htm?e=1017017&s=1&k=E80326D07CE308149EA7259B6A29ED25

The second quarter 2015 results and related financial and statistical information will be available after the market close on Wednesday July 22, 2015 on the “Investor Relations” section of the Company’s website, www.newmont.com. Additionally, the conference call will be archived for a limited time on the Company’s website.

Investors are reminded to refer to the investor Briefcase on www.newmont.com which contains operating statistics, MD&A and other relevant financial information.

Cautionary Statement Regarding Forward Looking Statements, Including Outlook:

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Such forward-looking statements may include, without limitation: (i) estimates of future consolidated and attributable production and sales; (ii) estimates of future costs applicable to sales and All-in sustaining costs; (iii) estimates of future consolidated and attributable capital expenditures; (iv) our efforts to continue delivering reduced costs and efficiency; and (v) expectations regarding the development, growth and exploration potential of the Company’s projects and investments, including the Turf Vent Shaft, Merian, Long Canyon Phase 1, the Tanami Expansion and the Ahafo Mill Expansion; and (vi) expectations regarding the targeted debt pay down and the Cripple Creek and Victor acquisition. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s operations and projects being consistent with current expectations and mine plans, including without limitation receipt of export approvals; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar to the U.S. dollar, as well as other the exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper and oil; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineralized material estimates; (viii) the acceptable outcome of negotiation of the amendment to the Contract of Work and/or resolution of export issues in Indonesia other assumptions noted herein. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the “forward-looking statements”. Such risks include, but are not limited to, gold and other metals price volatility, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political and operational risks, community relations, conflict resolution and outcome of projects or oppositions and governmental regulation and judicial outcomes. For a more detailed discussion of such risks and other factors, see the Company’s Form 10-Q, filed on or about July 22, 2015, with the Securities and Exchange Commission (SEC), as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors' own risk.

Investors are reminded that this news release should be read in conjunction with Newmont’s most recent Form 10-Q (available at www.newmont.com).

______________________________________

[1]	Non-GAAP measure. See page 10 for reconciliation to net income.
[2]	Non-GAAP measure. See page 11 for reconciliation.
[3]	Non-GAAP measure. See page 12 for reconciliation.
[4]	Non-GAAP measure. See page 13-16 for reconciliation.
[5]	Outlook constitutes forward-looking statements, which are subject to risk and uncertainties. See Cautionary Note on page 18.

CONTACT:
Newmont Mining Corporation
Investor Contacts
Meredith Bandy, 303-837-5143
meredith.bandy@newmont.com
or
Matt Eichmann, 303-837-5287
matt.eichmann@newmont.com
or
Media Contact
Omar Jabara, 303-837-5114
omar.jabara@newmont.com